Exhibit 99.3

December 12, 2003

Obsidian Enterprises, Inc.
111 Monument Circle
Suite 4800
Indianapolis, IN 46204

                                    AGREEMENT

This Agreement sets forth the terms and conditions under which Innisfree M&A Incorporated ("Innisfree") has been retained by Obsidian Enterprises, Inc. ("OEI") to provide consulting and analytic services and to act as Information Agent in connection with its proposed acquisition of Net Perceptions, Inc. (the "Offer").

1. The term of this Agreement shall be 90 days from the date of its execution, unless extended further by OEI. During the term of any such extension, OEI will pay Innisfree $2,500 per month.

2. In connection with this Agreement, OEI will pay Innisfree a fee of $25,000 ("Fixed Fee"), payable upon execution of the Agreement. In addition, if Innisfree is requested to make calls to or receive calls from individual recordholders or non-objecting beneficial owners ("NOBO's"), OEI will pay Innisfree $5.00 per such call, which amount includes all line charges. Notwithstanding the foregoing, the fees for the first 500 incoming calls are included in the Fixed Fee. In the event of a proxy contest or consent solicitation, OEI agrees to retain Innisfree, and Innisfree agrees to represent OEI, at fees to be mutually determined.

3. In connection with Innisfree's services under this Agreement, OEI agrees to reimburse Innisfree, pay directly, or, where requested by Innisfree in special situations, advance sufficient funds to Innisfree for payment of the following costs and expenses:

     a.   Freight  and  postage   expenses   incurred  in  connection  with  the
          distribution of Offer documents;

     b. Expenses Innisfree incurs in working with your agents or other parties involved in the Offer, including any charges for bank threshold lists, data processing, directory assistance, facsimile transmissions or other forms of electronic communication;

     c. Expenses Innisfree incurs at OEI's request or for OEI's convenience, including those incurred in the preparation and placement of newspaper ads including typesetting and space charges, printing additional and/or supplemental material, copying, and travel;

     d. Fees and expenses authorized by OEI resulting from extraordinary contingencies which may arise during the course of the Offer.

         In instances where Innisfree incurs and pays such costs and expenses as listed above to third parties on behalf of OEI, OEI agrees to pay Innisfree a service fee of five percent of such costs and expenses.

4. Innisfree agrees to review and pay on OEI's behalf charges rendered by banks, brokers or their agents for forwarding Offer documents to beneficial owners. To ensure that sufficient funds are available for prompt payment of such charges, OEI agrees to advance monies for the anticipated charges prior to the distribution of such material. In addition, OEI agrees to pay Innisfree a service fee of $5.00 for each invoice relating to such charges paid on OEI's behalf.

5. Innisfree hereby agrees not to make any representations not included in the Offer documents.

6. OEI represents to Innisfree that it will comply with, and Innisfree represents to OEI that it will comply with, applicable requirements of law relating to the performance of services under this Agreement.

7. OEI agrees to indemnify and hold Innisfree harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Innisfree's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim resulting out of Innisfree's own negligence or misconduct). At its election, OEI may assume the defense of any such action. Innisfree hereby agrees to advise OEI of any such liability or claim promptly after receipt of the notice thereof; provided however, that Innisfree's right to indemnification hereunder shall not be limited by its failure to promptly advise OEI of any such liability or claim, except to the extent that OEI is prejudiced by such failure. The indemnification contained in this paragraph will survive the term of the Agreement.

8. Innisfree agrees to preserve the confidentiality of all non-public information provided by OEI or its agents for its use in providing services under this agreement, or information developed by Innisfree based upon such non-public information.

If the above is agreed to by you, please sign and return the enclosed duplicate of this Agreement to Innisfree M&A Incorporated, Attention: Jennifer M. Shotwell, 501 Madison Avenue, 20th Floor, New York, NY, 10022.


ACCEPTED:

Obsidian Enterprises, Inc.          INNISFREE M&A INCORPORATED


By:   /s/ Timothy S. Durham         By:  /s/ Arthur B. Crozier
    ---------------------------         ---------------------------
    Timothy S. Durham                   Arthur B. Crozier
                                        Co-Chairman
Title:  Chairman and Chief
        Executive Officer
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Date   December 15, 2003
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